                                                                    EXHIBIT 99.1


[DAVE AND BUSTERS LOGO]           NEWS RELEASE

                              FOR IMMEDIATE RELEASE
                          FOR MORE INFORMATION CONTACT:
                         INVESTOR RELATIONS 214.904.2288

          DAVE & BUSTER'S, INC. ANNOUNCES EXTENSION OF MERGER DEADLINE

DALLAS (September 30, 2002) -- Dave & Buster's, Inc. (NYSE:DAB) announced today that the Company and D&B Acquisition Sub, Inc., a group led by Dave & Buster's Inc. founders and certain members of its senior executive management, together with Investcorp, a global investment group, and international investors organized by Investcorp, have amended the previously announced merger agreement to extend the termination deadline from October 31, 2002 to November 27, 2002. All other terms and conditions of the merger remain unchanged.

The Company stated that the date was extended to allow additional time to complete and mail proxy materials and to allow appropriate time for its shareholders to review the information before voting on the merger. The Company is currently working to finalize the proxy materials. Once the Company has received clearance to mail the proxy materials, Dave & Buster's will set the date for the special shareholders meeting and issue an associated news release.

Founded in 1982, Dave & Buster's is one of the country's leading upscale, restaurant/ entertainment concepts with 32 locations throughout the United States. Additionally, Dave & Buster's has international license agreements for the Pacific Rim, Canada, the Middle East, Mexico and Korea.

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty that could cause the actual results to differ from those stated or implied in this and other Company communications.


                                       ###